UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

CytoDyn Inc.

(Exact name of registrant as specified in charter)

Colorado

(State or other jurisdiction of incorporation)

000-49908

(SEC File Number)

75-3056237

(IRS Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On November 14, 2014, holders (the “Holders”) of CytoDyn Inc.’s (the “Company”) three-year convertible promissory notes (the “Notes) in the principal amount of $1,175,000 elected to convert their Notes into shares of the Company’s common stock, no par value (the “Common Stock”), at the rate of $0.75 per share. The conversion resulted into the issuance of an aggregate of 1,567,639 shares of Common Stock to the Holders, including accrued but unpaid interest of $730 which converted into an aggregate of 972 shares of Common Stock at the rate of $0.75 per share. Of the Notes converted, Jordan G. Naydenov, a director of the Company, converted a Note in the principal amount of $1,000,000 into 1,333,333 shares of Common Stock. As a result of the conversion of the Notes, the aggregate principal amount outstanding under the Company’s three-year convertible notes was reduced from approximately $4.3 million to $3.1 million.

In connection with the conversion of the Notes, an aggregate of 1,413,333 shares of Common Stock were issued upon the exercise of previously outstanding warrants held by the Holders, including 1,333,333 shares of Common Stock issued to Mr. Naydenov. In connection with the inducement to convert the Notes, the exercise price of the warrants was reduced from a range of $1.50 to $2.00 per share to $0.55 per share. The Company received cash proceeds of $777,333 from the warrant exercises. As a consequence of reducing the exercise price of the warrants, the Company estimates it will incur approximately $353,000 of non-cash interest expense in the quarter ended November 30, 2014.

All of the Holders represented that they were “accredited investors,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance of the shares of Common Stock described above was made in reliance on exemptions provided by Regulation D and Section 4(a)(2) of the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

Dated: November 20, 2014	By:	/s/ Michael D. Mulholland
Michael D. Mulholland
Chief Financial Officer